UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2012

The Ensign Group, Inc.
(Exact name of registrant as specified in its charter)
Delaware	001-33757	33-0861263
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
27101 Puerta Real, Suite 450, Mission Viejo, CA		92,691
(Address of principal executive offices)		(Zip Code)
(949) 487-9500
Registrant's telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Board Expansion and Appointment of New Director
On February 8, 2012, pursuant to the Bylaws of The Ensign Group, Inc. (the "Company,"), the the Board of Directors increased the number of directors from six directors to seven directors and, at the recommendation of the nomination and corporate governance committee, the Board of Directors appointed Daren J. Shaw to fill the newly created vacancy effective March 1, 2012. Mr. Shaw will serve as a Class II Director with a term that is set to expire at the 2012 annual meeting of shareholders, will be eligible to participate in all non-management director compensation plans and will enter into the Company's standard indemnification agreement for directors.
Mr. Shaw is a Managing Director in the Investment Banking Group at D.A. Davidson & Co. D.A. Davidson is a middle-market full-service investment banking firm with approximately 1,100 employees, $30 billion under management, and operations throughout the U.S. He has served on D.A. Davidson's Senior Management Committee and Board of Directors and as the lead investment banker in a wide variety of transactions such as private placements, mergers and acquisitions and public stock offerings, including the initial public offering of the Company in 2007. Prior to joining D.A. Davidson, Mr. Shaw was a Managing Director at Pacific Crest Securities, a regional investment banking firm headquartered in Portland, Oregon. He is a former member of the NASD's business conduct committee for the western region and was a manager in the private business advisory group at KPMG, where he performed audit services and corporate advisory work. Mr. Shaw graduated with a B.A. from Utah State University.
The Board determined that Mr. Shaw qualifies as independent under the director independence standards set forth in the rules and regulations of the Securities and Exchange Commission (“SEC”) and the applicable listing standards of NASDAQ, and satisfies the financial literacy and other requirements for audit committee members under the rules and regulations of the SEC and applicable listing standards of NASDAQ. Mr. Shaw has not yet been appointed to serve on any board committees by the Board of Directors.
A copy of the press release issued by the Company on February 14, 2012 regarding Mr. Shaw's appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Executive Incentive Program
On February 8, 2012, our compensation committee approved the performance criteria for 2012 for our executive incentive program. Certain of our executive officers will participate in our executive incentive program in 2012. The monetary component of the formula established by the compensation committee for our executive incentive program is based upon annual income before provision for income taxes. The program also includes a subjective quality adjustment for the clinical performance of the Company's operating subsidiaries, as well as a discretionary clawback provision that allows incentive compensation to be recouped from executive officers if certain types of subsequent events result in a restatement or otherwise diminish the performance metrics upon which prior incentive calculations were based.
In or near the first quarter of 2013, our compensation committee will subjectively allocate the bonus pool among the individual executives that participate in the plan based upon the recommendations of our CEO and the compensation committee's perceptions of each participating executive's contributions to both our clinical and financial performance during the preceding year, and value to the organization going forward. The financial measure that our compensation committee considers is our annual income before provision for income taxes. The success of Ensign's operating subsidiaries in achieving positive survey results and the extent of positive patient and resident feedback, among other leadership and governance factors, are also considered. Our compensation committee also reviews and considers feedback from other employees regarding the executive's performance. Our compensation committee exercises discretion in the allocation of the bonus pool, which may include a combination of cash and restricted stock, among the individual executives and has, at times, awarded bonuses that, collectively, were less than or greater than the bonus pool resulting from the predetermined formula.
Incentive Compensation for the Presidents of our Portfolio Companies
On February 8, 2012, management established the bonus criteria for each of the presidents of our portfolio companies. Presidents of our portfolio companies may earn incentive compensation when the facilities in their respective portfolios meet target clinical and financial measurements. They are eligible to earn short-term cash bonuses and restricted stock awards, the amount of which is established pursuant to a formula based upon their respective portfolio company's income before provision for income taxes. The amount of these bonuses increases for each tier of the target milestones, and such bonuses are not subject to a cap. Each year the formula is adjusted, so it becomes increasingly more difficult for presidents to earn the same bonus each year. The bonuses are determined based upon management's perception of each president's contribution to the achievement of clinical and financial objectives during the preceding year at their portfolio company, and the value to the portfolio company going forward. The financial objective that we consider is the president's contribution to his portfolio company's annual income before provision for income taxes. The clinical measures that management considers include factors such as the president's contribution to achieving positive survey results, and positive patient and resident feedback. Management also reviews and considers feedback from other employees regarding the president's performance. The program also includes a discretionary clawback provision that allows incentive payments to be recouped from the presidents of our portfolio companies if certain types of subsequent events result in a restatement or otherwise diminish the performance metrics upon which prior incentive calculations were based.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ENSIGN GROUP, INC.

/s/ SUZANNE D. SNAPPER
Chief Financial Officer

Dated: February 14, 2012

Exhibit Index
Exhibit No.	Description
99.1	Press Release of the Company